EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES THIRD-QUARTER
AND FIRST NINE-MONTHS 2009 RESULTS

Q3 2009 Diluted EPS of $0.53 versus a loss per share of $0.25 in Q3 2008;
 Total debt reduced by $22.3 million during the 2009 third quarter

Des Plaines, IL, November 9, 2009—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported third-quarter and first nine-months 2009 results. Net income in the third quarter of 2009 was $13.3 million, or $0.53 per diluted share, versus a net loss of $6.7 million, or $0.25 per diluted share, in the third quarter of 2008. For the first nine months of 2009, net income was $15.8 million, or $0.63 per diluted share, compared to a net loss of $1.6 million, or $0.06 per diluted share, in the comparable prior-year period. Net income in both the third quarter of 2009 and the first nine months of 2009 was positively impacted by the receipt of $9.2 million in cash as part of a settlement related to an escrow account that had been established to pay indemnity claims in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million has been reported as income and $4.2 million as a reduction in an indemnity receivable for the third quarter of 2009. The favorable after-tax per share impact related to the indemnity settlement in both the three- and nine-month periods ended September 30, 2009, was 20 cents per diluted share.

Consolidated Results for Third Quarter Ended September 30, 2009
Effective July 1, 2009, the Company restructured its global operations to be managed on a geographical basis. As a result, the Company has changed its segments to the following three segments: North America, Europe and Asia Pacific.

Consolidated net sales in the third quarter of 2009 were $113.5 million compared to $125.4 million in the same period of 2008, a reduction of approximately $11.9 million, or 9.6 percent. Approximately $3.4 million of the sales decline quarter over quarter was the result of changes in foreign currency translation rates, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. Acquisitions, entirely related to the Europe segment, contributed $2.4 million, or 2.1 percent, during the third quarter of 2009. The remainder of the quarter-over-quarter decline in sales was the result of a slowdown in the Company’s business compared to the third quarter of 2008.

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Schawk Announces Third-Quarter 2009 Results

The slowdown in the Company’s business in the 2009 third quarter was evident in all segments. The North America segment, which accounted for approximately 87 percent of the Company’s sales for the third quarter of 2009, experienced a sales decline of $7.8 million, or 7.3 percent, of which $0.8 million of the decline was related to changes in foreign currency translation rates. Sales in the Europe segment declined $1.9 million, or 10.0 percent, of which $2.3 million of the decline was attributable to changes in foreign currency translation rates. Sales in the Asia Pacific segment declined $0.3 million, or 4.1 percent, of which $0.2 million was attributable to changes in foreign currency translation rates.

Consumer products packaging (CPG) accounts sales in the third quarter of 2009 were $80.2 million, or 70.7 percent of total sales, compared to $87.9 million in the same period of 2008, representing a decline of 8.7 percent. Advertising and retail accounts sales of $22.1 million, or 19.5 percent of total sales, in the third quarter of 2009 declined 14.0 percent compared to the prior-year period. Entertainment accounts sales for the third quarter of 2009 of $8.5 million, or 7.5 percent of total sales, declined 10.1 percent compared to the same period in 2008. In response to continued and uncertain adverse economic conditions, many of the Company’s clients continue to maintain reduced levels of spending on advertising, marketing and new product introductions and, particularly with respect to the Company’s CPG accounts, have delayed packaging redesigns and sales promotion projects, resulting in lower revenue for the Company. However, despite the softness experienced over the past few quarters, Schawk’s market share has remained strong across its client base.

On a sequential basis, sales for the third quarter of 2009 increased $1.5 million, or 1.3 percent, versus the second quarter of 2009, driven by increases in retail and entertainment account sales, and slightly higher packaging related sales.

Gross profit was $45.5 million in the third quarter of 2009, an increase of $2.3 million from the third quarter of 2008. Third-quarter gross profit as a percentage of sales increased to 40.1 percent of sales in the 2009 period from 34.4 percent of sales during the 2008 period, largely attributable to the Company’s continued cost-reduction activities implemented during 2008 and 2009. Third-quarter 2009 gross profit percentage improved by 1.8 percent versus the gross profit percentage for the second quarter of 2009, driven by the Company’s continued cost-reduction efforts in 2009, as well as higher sequential revenue.

Selling, general and administrative (SG&A) expenses declined $5.7 million, to $31.5 million in the third quarter of 2009 from $37.2 million in the third quarter of 2008, principally reflecting the Company’s cost-reduction initiatives. Professional fees, included in SG&A, related to internal control remediation efforts and related matters were $0.7 million, a decrease of $1.1 million over the prior-year quarter.

As noted above, during the 2009 third quarter, the Company received $9.2 million in cash as part of a settlement related to an escrow account that had been established to pay indemnity claims in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million has been reported as income and $4.2 million as a reduction in an indemnity receivable for the third quarter of 2009.

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Schawk Announces Third-Quarter 2009 Results

Acquisition, integration and restructuring expenses declined $0.6 million to $1.3 million for the third quarter of 2009, as compared to the same period last year. The charges in the 2009 third quarter arose from the Company’s previously announced plans to consolidate, reduce and re-align the Company’s work force and operations and are for employee terminations, asset impairments, obligations for future lease payments and other associated costs.

There were no expenses related to impairment of long-lived assets during the third quarter of 2009, compared to expenses related to impairment of long-lived assets of $4.1 million in the third quarter of 2008.

The Company reported operating income of $17.6 million in the 2009 third quarter compared to an operating loss of $0.1 million in the third quarter of 2008. The increase in operating income compared to the prior-year period was the result of reductions in SG&A expenses, improvements in gross margin percent, and the benefit from the aforementioned indemnity settlement as previously described, coupled with reductions in acquisition, integration and restructuring expenses and long-lived asset impairment expenses.

Remediation and related expenses of $0.7 million in the 2009 third quarter are included in the Company’s SG&A expenses, and are principally due to costs related to the Company’s internal control remediation and related matters.

The Company reported a gain associated with foreign currency transactions of $0.6 million in the third quarter of 2009 and a loss of $1.9 million in the third quarter of 2008. These transactions were recorded by non-U.S. subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense in the third quarter of 2009 was $2.9 million, compared to $1.6 million in the third quarter of 2008, due to higher interest payable under the Company’s June 2009 amended debt agreements.

Income tax expense for the third quarter of 2009 was $1.6 million, compared to income tax expense of $5.1 million in the third quarter of 2008. The change in the effective tax rate for the third quarter of 2009 compared to the same period of 2008 was attributed to the nontaxable indemnity settlement, amended tax return adjustments in 2009, and an increase in the reserve for uncertain tax positions during 2008.

Net income in the third quarter of 2009 was $13.3 million, or $0.53 per diluted share, compared to a net loss of $6.7 million, or $0.25 per diluted share, in the third quarter of 2008. As discussed above, during the third quarter of 2009 the Company incurred acquisition, integration and restructuring expenses of $1.3 million and remediation and related expenses of $0.7 million. Additionally, as previously discussed, the Company reported income of $5.0 million related to a $9.2 million indemnity settlement, as well as a gain of $0.6 million on foreign currency transactions in the third quarter of 2009. The income before income taxes was $14.9 million. The income tax provision for the third quarter was $1.6 million. Excluding the aforementioned items (net of tax effects), third-quarter 2009 net income was $7.9 million, or $0.31 per diluted share,

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Schawk Announces Third-Quarter 2009 Results

compared to income of $4.1 million, or $0.15 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $4.7 million in the third quarter of 2009 compared to $5.1 million in the third quarter of 2008.

Capital expenditures in the third quarter of 2009 were $1.5 million compared to $4.8 million in the same period of 2008.

EBITDA and Adjusted EBITDA Performance
EBITDA for the third quarter of 2009 was $22.3 million compared to EBITDA of $12.0 million for the third quarter of 2008. Adjusted EBITDA for the third quarter of 2009 was $23.2 million compared to $13.8 million for the third quarter of 2008. These results for EBITDA and Adjusted EBITDA are calculated consistent with the non-GAAP reconciliation schedule presented at the end of this press release.

Consolidated Results for Year-to-Date Period Ended September 30, 2009
Year-to-date sales through September 30, 2009, were $330.5 million compared to $385.3 million in the same period of 2008, a reduction of $54.7 million, or 14.2 percent. Approximately $17.8 million of the sales decline year over year was the result of changes in foreign currency translation rates, as the U.S. dollar increased in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. Acquisitions contributed $7.4 million, or 2.2 percent, during the first nine months of 2009 compared to the prior year, comprised of $6.7 million in Europe and $0.7 million in Asia Pacific. The remainder of the year-over-year decline in sales was the result of a slowdown in the Company’s business compared to the same period of 2008.

The year-to-date slowdown in the Company’s business was evident in all segments. The North America segment, which accounted for approximately 86 percent of the Company’s sales for the first nine months of 2009, experienced a sales decline of $42.4 million, or 12.9 percent, of which $5.5 million of the period-over-period sales decline was attributable to changes in foreign currency translation rates. Sales in the Europe segment declined $8.4 million, or 14.7 percent, of which $10.9 million was attributable to changes in foreign currency translation rates. Sales in the Asia Pacific segment declined $1.9 million, or 8.2 percent, of which $1.4 million was attributable to changes in foreign currency translation rates.

CPG accounts sales in the first nine months of 2009 were $233.8 million, or 70.7 percent of total sales, compared to $272.7 million in the same period of 2008, representing a decline of 14.3 percent. Year-to-date advertising and retail accounts sales of $63.8 million, or 19.3 percent of total sales, declined 18.4 percent compared to the prior-year period. Entertainment accounts sales of $24.5 million, or 7.4 percent of total sales, declined 11.2 percent.

Gross profit was $121.5 million in the first nine months of 2009, a decline of $11.4 million from the prior-year period. However, nine-months gross profit as a percent of sales increased to 36.8

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Schawk Announces Third-Quarter 2009 Results

percent of sales in the 2009 period from 34.5 percent of sales in the 2008 period, which is largely attributable to the Company’s cost-reduction activities implemented during 2008 and 2009.

SG&A expenses declined $12.4 million to $97.2 million in the first nine months of 2009, from $109.6 million in the comparable prior-year period. The reduction in spending reflects the Company’s cost-reduction initiatives partially offset by higher professional fees related to internal control remediation and related efforts of $4.0 million, an increase of $1.7 million over the prior-year period.

Additionally, in the 2009 nine-month period, the Company received $9.2 million in cash as part of a settlement related to an escrow account that had been established to pay indemnity claims in connection with the Company’s 2005 acquisition of Seven Worldwide Holdings, Inc., of which $5.0 million has been reported as income and $4.2 million as a reduction in an indemnity receivable for the nine-month period of 2009.

Acquisition, integration and restructuring expenses declined $1.5 million to $3.6 million and arose from the Company’s previously announced plans to consolidate, reduce and re-align the Company’s work force and operations. As a result of these actions, the Company incurred costs for employee terminations, asset impairments, obligations for future lease payments and other associated costs. Expenses related to impairment of long-lived assets declined by $6.1 million to $0.1 million in the first nine months of 2009 compared to the same period of 2008.

The Company reported year-to-date operating income of $25.5 million in the first nine months of 2009 compared to $12.0 million in the same period of 2008. The increase in operating income, compared to the prior-year period, was the result of reductions in SG&A, acquisition, integration and restructuring, and long-lived asset impairment expenses coupled with the benefit from the indemnity settlement as previously described.

The remediation and related expenses of $4.0 million, which is included in the Company’s SG&A expenses, is principally due to costs related to the Company’s internal control remediation and related matters.

The Company reported a year-to-date gain associated with foreign currency transactions of $1.1 million compared to a loss of $1.4 million on foreign currency transactions for the same period in 2008. These transactions were recorded by non-U.S. subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense for the first nine months of 2009 was $6.8 million compared to $5.1 million in the comparable prior-year period, primarily driven by higher interest payable related to the Company’s June 2009 amended debt agreements.

Income tax for the first nine months of 2009 was $3.2 million, compared to $8.7 million during the first nine months of 2008. The reduction in the effective tax rate for the first nine months of 2009 compared to the same period of 2008 was attributed to the nontaxable indemnity settlement, amended tax return adjustments in 2009, and the establishment of a valuation allowance in the United Kingdom during 2008.

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Schawk Announces Third-Quarter 2009 Results

Year-to-date net income was $15.8 million, or $0.63 per diluted share, compared to a net loss of $1.6 million, or $0.06 per diluted share, in the comparable prior-year period. As discussed above, during the first three quarters of 2009 the Company incurred acquisition integration and restructuring expenses of $3.6 million and remediation and related expenses of $4.0 million. Additionally, as previously discussed, the Company reported $5.0 million of income related to a $9.2 million indemnity settlement, as well as a $1.1 million gain on foreign currency transactions in the first nine months of 2009. The income before income taxes was $18.9 million. The income tax provision for the first three quarters of 2009 was $3.2 million. Excluding the aforementioned items (net of tax effects), year-to-date net income was $13.8 million, or $0.55 per diluted share, compared to income of $12.7 million, or $0.47 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $14.2 million in the first nine months of 2009 compared to $16.1 million in the prior-year period.

Year-to-date capital expenditures were $3.9 million compared to $10.3 million in the same period of 2008.

The Company repurchased 488,700 shares of its stock in the first quarter of 2009 for a cost of approximately $4.3 million. The Company suspended its share repurchase program in March 2009.

EBITDA and Adjusted EBITDA Performance
EBITDA for the first nine months of 2009 was $40.0 million compared to EBITDA of $35.1 million for the same period of 2008. Adjusted EBITDA for the first three quarters of 2009 was $43.1 million compared to $40.0 million for the comparable prior-year period. These results for EBITDA and Adjusted EBITDA are calculated consistent with the non-GAAP reconciliation schedule presented at the end of this press release.

Cost-Reduction Activities
The Company incurred acquisition, integration and restructuring charges of $1.3 million in the three-month period ended September 30, 2009 and $3.6 million for the first three quarters of 2009. These year-to-date charges are anticipated to result in total annual savings of approximately $12.8 million (estimated $8.5 million to be realized in 2009) and is part of the Company’s previously announced actions for 2009. Previously, in its second-quarter 2009 earnings release, the Company expected $10.0 million in annualized savings (estimated $7.0 million during 2009) related to cost-reduction activities initiated during 2009. Furthermore, as disclosed previously, the Company has taken other specific 2009 cost-reduction actions expected to reduce expenses approximately $6.0 to $7.0 million for the year. The Company will continue to evaluate opportunities for further cost-reduction activities, as they arise.

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Schawk Announces Third-Quarter 2009 Results

Debt Update
During the first nine months of 2009, the Company reduced its total debt by $45.1 million ($22.3 million in the third quarter), to $90.7 million. The reduction in debt was principally driven by cash flow from operations, which includes the effect of the indemnity settlement, as well as the utilization of available international cash balances. At September 30, 2009, the Company had $10.4 million of cash, as well as a revolving credit facility of $80.0 million, of which approximately $50.5 million was available.

Full-Year 2009 Sales and “Adjusted EBITDA” Guidance
The Company expects that full-year 2009 revenues will range between $440 to $450 million, and Adjusted EBITDA (as calculated under the terms of the Company’s amended debt agreements) will range between $52 to $58 million, which is above the Company’s previous estimate for Adjusted EBITDA. The Company based these annual estimates on expectations that through the balance of 2009, CPGs, retail and corporate brands will increase the frequency of their product innovation and promotional activities in response to competitive pressure, and that the Company’s cost reduction activities in 2008 and during 2009 will continue to lower the expense base of the Company.

In the event that client spending improves beyond our current expectations, the Company believes that its full-year 2009 revenue and Adjusted EBITDA could exceed current projections. In addition, the Company presently expects that current cash balances and anticipated cash flows from operations and other activities will be sufficient to fund debt service as well as debt reduction through the end of 2009 without hindering the Company’s ability to focus on the services provided to its clients.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “Despite the current global economic challenges, we did experience an outstanding third quarter, as our gross margins and operating income continued to improve on both a year-over-year and sequential basis, reflecting our cost-reduction efforts during 2008 and 2009. Also contributing to the improvement, the Company reached an indemnity settlement stemming from its 2005 acquisition of Seven Worldwide, Inc., resulting in $5 million of income for the third quarter and first nine months of 2009.

“Compared to the prior-year period, third-quarter 2009 revenue fell approximately 9.6 percent, and 6.9 percent if the unfavorable $3.4 million foreign currency translation impact is excluded, as clients continued to reduce new product, innovation and other new and product-change related spending. However, the third quarter of 2009 was our second consecutive quarter of sequential revenue growth allowing us to further leverage our cost-reduction efforts and improve operating income.

“During the third quarter of 2009, we experienced substantial improvement in margins. Gross margin improved to 40.1 percent in the third quarter of 2009 from 34.4 percent in the same period of last year. Additionally, despite a nearly $12 million decline in revenue, third-quarter operating income was approximately $17.6 million compared to an operating loss of $0.1 million in the third quarter of 2008, reflecting the benefits of our cost-reduction activities, indemnity

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Schawk Announces Third-Quarter 2009 Results

settlement, and reduced expenses for restructuring, long-lived asset impairments, and internal control remediation and related matters.”

Schawk continued, “We continue to take steps to better utilize our global capacity while reducing our overall cost base, and as a result of the successful implementation of our process-improvement related restructuring actions thus far in 2009, we now expect to generate almost $12.8 million in annual cost savings, which is $2.8 million higher than our previous estimates. These savings are incremental to the other 2009 cost-reduction actions expected to reduce expenses approximately $6 to $7 million for 2009.

“Furthermore, the Company reduced its debt by over $22 million during the third quarter of 2009 which further strengthens its financial position. The Company has also reduced its overall debt by approximately $45 million since year-end 2008.

“Given our performance during the third quarter and progress on implementing our cost-reductions actions for 2009, we are reaffirming full-year revenue guidance and increasing Adjusted EBITDA guidance. However, if client spending improves beyond our expectations, we could exceed the revenue and Adjusted EBITDA guidance for the year.”

Schawk concluded, “The third quarter was an important quarter for the Company. While there continue to be opportunities for further improvement, we believe our financial results confirm that the new processes we have put into place are working. To this end, we believe that continuing on this path will enable us to capitalize on our global footprint and improve our operations while being locally and globally agile and thereby able to adapt to marketplace turbulence. In addition, our platform in Brand Point Management allows us to deliver end-to-end, all-encompassing solutions to the right clients, at the right time, and in the right place. We believe that no other Company in our industry can match the solutions that Schawk can offer its clients.”

Conference Call
Schawk invites you to join its third-quarter 2009 earnings conference call on Tuesday, November 10, 2009 at 9:00 a.m. Central time. To participate in the conference call, please dial 866-800-8652 or 617-614-2705 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2527556. A replay will be available through November 17 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 17338608, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2527556.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading

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Schawk Announces Third-Quarter 2009 Results

organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
There are non-GAAP measures attached to this press release entitled “Reconciliation of Non-GAAP measures to GAAP.” Management believes that the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period. Non-GAAP measures are reconciled to the closest GAAP measures on schedules attached to this press release. The non-GAAP measures should not be viewed as alternatives to GAAP. Furthermore, these measures may not be consistent with similar measures provided by other companies. See also the Company’s discussion of the use of EBITDA and Adjusted EBITDA in the attached “Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA.”

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the ability of the Company to renew or replace its revolving credit facility when it terminates in January 2010; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

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Schawk Announces Third-Quarter 2009 Results

Schawk, Inc.
Consolidated Statements of Operations
 (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$113,463	$125,446	$330,540	$385,289
Cost of sales	67,957	82,279	209,006	252,369
Gross profit	45,506	43,167	121,534	132,920

Selling, general and administrative expenses	31,549	37,203	97,224	109,578
Indemnity settlement	(4,986)	--	(4,986)	--
Acquisition integration and restructuring expenses	1,328	1,942	3,646	5,116
Impairment of long-lived assets	--	4,073	136	6,257
Operating income (loss)	17,615	(51)	25,514	11,969

Other income (expense)
Interest income	124	63	224	201
Interest expense	(2,880)	(1,625)	(6,797)	(5,099)
	(2,756)	(1,562)	(6,573)	(4,898)

Income (loss) before income taxes	14,859	(1,613)	18,941	7,071
Income tax provision	1,553	5,063	3,163	8,711

Net income (loss)	$13,306	$(6,676)	$15,778	$(1,640)

Earnings (loss) per share:
Basic	$0.53	$(0.25)	$0.63	$(0.06)
Diluted	$0.53	$(0.25)	$0.63	$(0.06)

Weighted average number of common and common equivalent shares outstanding:
Basic	24,955	27,027	24,937	27,071
Diluted	25,040	27,027	24,949	27,071

Dividends per Class A common share	$0.01	$0.0325	$0.0525	$0.0975

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Schawk Announces Third-Quarter 2009 Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,352	$20,205
Trade accounts receivable, less allowance for doubtful accounts of $2,016 at September 30, 2009 and $3,138 at December 31, 2008	82,234	83,218
Inventories	22,854	23,617
Prepaid expenses and other current assets	9,266	11,243
Income tax receivable	935	3,348
Assets held for sale	2,085	6,555
Deferred income taxes	2,847	2,765
Total current assets	130,573	150,951

Property and equipment, less accumulated depreciation of $102,388 at September 30, 2009 and $92,583 at December 31, 2008	51,869	58,325
Goodwill	187,148	184,037
Other intangible assets, net	38,704	39,125
Deferred income taxes	2,516	2,752
Other assets	6,109	5,163

Total assets	$416,919	$440,353

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$19,270	$20,694
Accrued expenses	58,736	52,016
Income taxes payable	6,283	--
Current portion of long-term debt	44,020	23,563
Total current liabilities	128,309	96,273

Long-term liabilities:
Long-term debt	46,701	112,264
Other liabilities	21,526	29,137
Deferred income taxes	2,063	1,858
Total long-term liabilities	70,290	143,259

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,739,343 and 29,478,456 shares issued at September 30, 2009 and December 31, 2008, respectively; 24,992,256 and 25,218,566 shares outstanding at September 30, 2009 and December 31, 2008, respectively	219	217
Additional paid-in capital	189,927	187,801
Retained earnings	82,490	68,016
Accumulated comprehensive income, net	6,531	1,368
	279,167	257,402
Treasury stock, at cost, 4,747,087 and 4,259,890 shares of common stock at September 30, 2009 and December 31, 2008, respectively	(60,847)	(56,581)
Total stockholders’ equity	218,320	200,821

Total liabilities and stockholders’ equity	$416,919	$440,353

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Schawk Announces Third-Quarter 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Income (loss) before income taxes - GAAP	$14,859	$(1,613)	$18,941	$7,071
Adjustments:
Acquisition integration and restructuring expenses	1,328	1,942	3,646	5,116
Remediation and related expenses	723	1,824	4,042	2,317
Impairment of long-lived assets	--	4,073	136	6,257
Indemnity settlement	(4,986)	--	(4,986)	--
Foreign currency (gain) loss	(644)	1,909	(1,089)	1,383
Adjusted income before income tax - non GAAP	11,280	8,135	20,690	22,144
Adjusted income tax provision – non GAAP	3,386	4,016	6,913	9,443

Adjusted net income – non GAAP	$7,894	$4,119	$13,777	$12,701

Weighted average common and common stock equivalents outstanding - GAAP	25,040	27,027	24,949	27,071

Earnings per diluted share - GAAP	$0.53	$(0.25)	$0.63	$(0.06)
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.04	0.05	0.10	0.12
Remediation and related expenses	0.02	0.04	0.10	0.05
Impairment of long-lived assets	--	0.09	--	0.14
Indemnity settlement	(0.20)	--	(0.20)	--
Foreign currency (gain) loss	(0.02)	0.05	(0.03)	0.04
Uncertain tax positions	--	0.17	--	0.13
Amended tax return adjustments	(0.05)	--	(0.06)	--
UK valuation allowance	--	--	--	0.05

Adjusted earnings per diluted share – non GAAP	$0.31	$0.15	$0.55	$0.47

Income tax provision (benefit) - GAAP	$1,553	$5,063	$3,163	$8,711
Adjustments:
Acquisition integration and restructuring expenses	438	692	1,149	1,841
Remediation and related expenses	287	724	1,605	920
Impairment of long-lived assets	--	1,568	45	2,436
Indemnity settlement	--	--	--	--
Foreign currency (gain) loss	(170)	540	(327)	390
Uncertain tax positions	(95)	(4,571)	(95)	(3,384)
Amended tax return adjustments	1,373	--	1,373	--
UK valuation allowance	--	--	--	(1,471)

Adjusted income tax provision – non GAAP	$3,386	$4,016	$6,913	$9,443

-more-

Schawk Announces Third-Quarter 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Nine Months Ended		Trailing Twelve Months
	September 30,		September 30,		Ended September 30,
	2009	2008	2009	2008	2009	2008

Net income (loss) - GAAP	$13,306	$(6,676)	$15,778	$(1,640)	$(42,588)	$6,158
Interest expense	2 ,880	1,625	6,797	5,099	8,550	7,255
Income tax expense (benefit)	1,553	5,063	3,163	8,711	(8,658)	14,970
Subtotal	17,739	12	25,738	12,170	(42,696)	28,383
Depreciation and amortization	4,701	5,145	14,209	16,063	18,897	21,788
Impairment of goodwill	--	--	--	--	48,041	--
Impairment of long-lived assets	--	6,257	136	6,257	523	7,454
Non-cash restructuring charge	133	592	210	592	246	592
Unrealized foreign currency (gain) loss	(658)	--	(1,574)	--	(477)	124
Share-based compensation	411	--	1,290	--	2,675	235

EBITDA – non GAAP	$22,326	$12,006	$40,009	$35,082	$27,209	$58,576

Permitted add backs per amended debt agreements:
(Gain) loss on sale of property and equipment	71	(257)	115	(162)	639	(19)
Permitted acquisitions	--	85	--	492	2,027	492
Restructuring charges (1)	759	1,966	3,000	4,524	8,238	4,524
Non-recurring pension withdrawal expense	--	--	--	--	7,254	--

Adjusted EBITDA – non GAAP	$23,156	$13,800	$43,124	$39,936	$45,367	$63,573

(1) Capped at $3.0 million for 2009 per the Company’s amended debt agreements

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA, as defined in the covenants under the Company's amended debt agreements, is EBITDA as adjusted to exclude certain items, including items that are generally considered non-operating.  Both measures are important indicators of performance under the Company's amended debt agreements and provide management with a consistent measurement tool for evaluating the operating activities of the Company from period to period. In addition, the 2008 figures above are shown consistent with the Company’s EBITDA and Adjusted EBITDA as defined in the covenants under its amended debt agreements.  These measures do not represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies.

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